Exhibit 21.1

Subsidiaries of Registrant are as follows:

Name                                Jurisdiction of incorporation

Immunocore Limited                        England and Wales

Immunocore LLC                        Delaware, United States

Immunocore Commercial LLC                    Delaware, United States

Immunocore Ireland Limited                    Ireland

Immunocore GmbH                        Switzerland

Immunocore Nominees Limited                    England and Wales